BMO Capital Markets 115 South LaSalle Street Chicago, IL 60603 www.bmocm.com

Exhibit 99.2

August 17, 2021

The Board of Directors

Independence Realty Trust, Inc.

1835 Market Street Suite 2601

Philadelphia, PA 19103

Members of the Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated July 26, 2021, to the Board of Directors of Independence Realty Trust, Inc. (“IRT”) as Annex C to, and reference to such opinion letter under the headings “Summary—Opinions of IRT’s Financial Advisors,” “Risk Factors,” “The Mergers—Background of the Mergers,” “The Mergers—IRT’s Reasons for the Mergers; Recommendations of the IRT Board,” “The Mergers—Opinions of IRT’s Financial Advisors,” “Annex A—Merger Agreement” and “Annex C—Opinion of BMO” in, the joint proxy statement/prospectus relating to the proposed merger involving IRT and Steadfast Apartment REIT, Inc. (“STAR”), which proxy statement/prospectus forms a part of the Registration Statement on Form S-4 of IRT (the “Initial Registration Statement”). Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Initial Registration Statement and that our opinion letter is not to be used, circulated, quoted or otherwise referred to, for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement (including any subsequent amendments to the Initial Registration Statement) or any other document, except in accordance with our prior written consent. By giving such consent, we do not thereby admit that we are experts with respect to any part of such Initial Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ BMO Capital Markets Corp.

BMO Capital Markets Corp.